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                                                                      EXHIBIT 99

                                  PRESS RELEASE
                       FIRST CENTRAL FINANCIAL CORPORATION

                          FOR RELEASE: January 23, 1998

                          CONTACT: Andrew W. Attivissimo, President First Central Financial Corporation 266 Merrick Road
                                       Lynbrook, NY  11563

         Lynbrook, New York, January 23, 1998 - First Central Financial Corporation announced today that the Board of Directors of its primary subsidiary, First Central Insurance Company, has agreed to consent to an order of rehabilitation under the provisions of the Insurance Law of the State of New York.

         As previously disclosed, the company with which First Central Financial Corporation had been negotiating for the sale of its two operating subsidiaries, First Central Insurance Company and Mercury Adjustment Bureau, Inc., had indicated that it was not prepared to proceed with the transaction on the terms previously reported. Such company has indicated, however, that if an order of rehabilitation is entered, it may be prepared to purchase First Central Insurance Company's expirations, rights to renew specified business and associated systems and in connection therewith to reinsure the Company with cut-throughs. Such a transaction would maintain the business of First Central Insurance Company in a new and viable domestic insurer and continue the employment of many of the Insurance Company's employees. The proposed purchaser has indicated that the transaction is feasible only if it can be accomplished quickly. Accordingly, First Central Insurance Company will be requesting the Insurance Department to obtain an order of rehabilitation at the earliest possible time and otherwise to act as quickly as reasonably possible in order to facilitate the proposed transaction.

         As a result of the rehabilitation proceedings, it is unlikely that First Central will realize any value for First Central Insurance Company in the foreseeable future and accordingly, no significant sums will be available to holders of First Central's 9% Convertible Subordinated Debentures due 2000 or to First Central's shareholders. First Central Financial Corporation is considering various options, including a filing under the United States Bankruptcy Code.

Except for historical information, this news release contains forward-looking statements which involve unknown risks and uncertainties that may cause First Central's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in First Central's filings with the Securities and Exchange Commission.